Exhibit 99.1
Farmer Bros. Co.
Announces Next Steps in Business Transformation Process and
Reports Second Quarter Fiscal 2015 Financial Results

TORRANCE, Calif.--(GLOBE NEWSWIRE)—Feb. 5, 2015—Farmer Bros. Co. (NASDAQ: FARM) today announced a plan ("Corporate Relocation Plan") to close its Torrance, California facility and relocate these operations to a new state-of-the-art manufacturing, distribution and corporate headquarters facility designed to make the Company more competitive and better positioned to capitalize on growth opportunities. The Company expects this plan will result in annualized savings in the range of $12 to $15 million beginning in the latter half of fiscal 2016. The Company also reported financial results for the second quarter ended December 31, 2014.

Corporate Relocation Plan:

“Today we are unveiling a logical extension of the strategies that have guided the Company’s recent turnaround, enabling us to better compete and grow,” said Mike Keown, President and CEO. “As we execute on our long-term strategic plans, we will relocate our Company headquarters to a state-of-the-art facility in a location central to our nation-wide customer base, and provide incremental manufacturing capacity to support future growth. Our plan will introduce new efficiencies, automation and quality-control processes improving our ability to win in an extremely competitive market.”

The relocation will be from Torrance, California to either Dallas/Fort Worth, Texas or Oklahoma City, Oklahoma pending the outcome of state and local government incentive negotiations and final site selection. The Torrance facility is expected to be closed down in phases commencing in the summer of 2015. Construction of the new facility and relocation are expected to be completed by the end of the summer of 2016.

Subject to the finalization of certain estimates, the Company estimates that it will incur approximately $25 million in cash costs in connection with the exit of the Torrance facility, as further described in Item 2.05 of the Company's Form 8-K filed today. The Company expects to incur certain other non-cash asset impairment costs and potential curtailment charges the amount of which the Company has not yet estimated. The Company expects to recognize approximately 40% of the aggregate cash costs in fiscal 2015, including $1.0 million incurred in the first half of fiscal 2015, with the remainder expected to be recognized in fiscal 2016 and the first quarter of fiscal 2017. The Company also expects to incur approximately $35 million to $40 million in new facility costs with an additional $20 million to $25 million in anticipated capital expenditures for machinery and equipment, furniture and fixtures, and related expenditures.

The capital expenditures associated with the new facility are expected to be partially offset by the net proceeds from the planned sale of the Company's Torrance facility. The Company believes that the current land value of the Torrance facility, based strictly on comparable sales data and the size of the parcel (and without any changes or improvements to the parcel or facility), is estimated to be between $28 million and $35 million.

Approximately 350 positions are expected to be impacted as a result of the Torrance facility closure. “These were difficult decisions and the actions will affect many valued and long-term employees. We appreciate everyone’s support in helping Farmer Brothers get to this next stage, and we are committed to ensuring a smooth transition for employees,” added Mr. Keown.

“As we begin to implement the relocation of our Torrance facility and during this transition period, we remain steadfast in our commitment to ensuring continued and uninterrupted service to our thousands of customers nationwide,” said Mr. Keown. “We are excited at the tremendous opportunities ahead as we prepare Farmer Brothers for the next hundred years.”

Second Quarter Fiscal 2015 Highlights:

•	Net sales increased 1.2% to $144.8 million in the second quarter;

•	Gross profit decreased $(1.3) million to $53.1 million in the second quarter;

•	Income from operations was $3.5 million in the second quarter compared to $5.7 million; and

•	Net income was $2.9 million, or $0.18 per diluted common share, compared to $4.7 million, or $0.29 per diluted common share.
(All comparisons above are to the second quarter of fiscal 2014.)

Second Quarter Fiscal 2015 Results:

Net sales for the second quarter of fiscal 2015 increased $1.7 million, or 1.2%, to $144.8 million from $143.1 million in the second quarter of the prior fiscal year primarily due to increases in sales of our coffee, tea and other beverage products.

Gross profit in the second quarter of fiscal 2015 decreased $(1.3) million, or (2.3)%, to $53.1 million as compared to $54.4 million in the second quarter of fiscal 2014, primarily due to a 43% increase in the average cost of green coffee purchased, partially offset by the increase in net sales. Gross margin decreased 130 basis points to 36.7% in the fiscal quarter ended December 31, 2014 from 38.0% in the comparable period in the prior fiscal year, primarily due to the higher average cost of green coffee purchased.

Treasurer and CFO, Mark Nelson said, “In the second quarter, volume growth did not meet our expectations which, coupled with an increase in our coffee commodity input costs, put pressure on our realized gross margin.” Mr. Nelson continued, “We believe our continuing focus on optimizing our supply chain and back office functions will help improve profitability and make the Company more competitive for the future."

Operating expenses in the second quarter of fiscal 2015 increased $0.9 million, or 1.9%, to $49.6 million from $48.7 million in the second quarter of the prior fiscal year primarily due to expenses incurred in relation to the Corporate Relocation Plan.

Income from operations in the second quarter of fiscal 2015 was $3.5 million compared to $5.7 million in the second quarter of the prior fiscal year.

Total other expense in the second quarter of fiscal 2015 and 2014 was $0.4 million and $0.5 million, respectively.

Income tax expense in the second quarter of fiscal 2015 was $0.3 million compared to $0.4 million in the second quarter of the prior fiscal year.

As a result, net income in the second quarter of fiscal 2015 was $2.9 million, or $0.18 per diluted common share, compared to $4.7 million, or $0.29 per diluted common share, in the second quarter of the prior fiscal year.

Non-GAAP Financial Measures:

Adjusted EBITDA in the second quarter of fiscal 2015 decreased to $11.9 million from $13.8 million in the second quarter of the prior fiscal year. Net income excluding restructuring and other transition expenses per common share—diluted for the second quarter of fiscal 2015 was $0.23 compared to $0.29 in the second quarter of the prior fiscal year. Adjusted EBITDA and Net income excluding restructuring and other transition expenses per common share—diluted are non-GAAP financial measures; reconciliation tables of reported net income to Adjusted EBITDA and reported net income per common share—diluted to Net income excluding restructuring and other transition expenses per common share—diluted are included at the end of this press release.

About Farmer Bros. Co.

Founded in 1912, Farmer Bros. Co. is a manufacturer, wholesaler and distributor of coffee, tea and culinary products. The Company is a direct distributor of coffee to restaurants, hotels, casinos, offices, quick service restaurants (“QSR's”), convenience stores, healthcare facilities and other foodservice providers, as well as private brand retailers in the QSR, grocery, drugstore, restaurant, convenience store, and independent coffee house channels. The Company's product line includes roasted coffee, liquid coffee, coffee-related products such as coffee filters, sugar and creamers, assorted iced and hot teas, cappuccino, cocoa, spices, gelatins and puddings, soup bases, dressings, gravy and sauce mixes, pancake and biscuit mixes, and jellies and preserves.

Headquartered in Torrance, Calif., Farmer Bros. Co. generated net sales of over $500 million in fiscal 2014 and has approximately 1,800 employees nationwide. The Company's primary brands include Farmer Brothers™, Artisan Collection by Farmer Brothers™, Superior®, Metropolitan™ , Cain's™ and McGarvey®. For more information, visit: www.farmerbros.com.

Investor Conference Call

Michael H. Keown, President and Chief Executive Officer, and Mark J. Nelson, Treasurer and Chief Financial Officer, will host an investor conference call today, February 5, 2015, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to review the Company’s results for the second quarter ended December 31, 2014 and to discuss the announcement regarding the Corporate Relocation Plan.  The call will be open to all interested investors through a live audio web broadcast via the Internet at— http://edge.media-server.com/m/p/4wbc6ku5—and at the Company’s website www.farmerbros.com under “Investor Relations.”  The call also will be available to investors and analysts by dialing (844) 423-9890. The passcode/ID is 73011472 within the U.S. and Canada.

The audio-only webcast will be archived for approximately 30 days on the Investor Relations section of the Farmer Bros. Co. website, and will be available approximately four hours after the end of the live webcast.

Forward-Looking Statements

Certain statements contained in this press release, including the Company’s plans and expectations regarding the Corporate Relocation Plan, are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management's current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like “anticipates,” “estimates,” “projects, ” “expects, ” “plans, ” “believes, ” “intends, ” “will, ” “could,” “assumes” and other words of similar meaning. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements. The Company intends these forward-looking statements to speak only at the time of this press release and does not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission ("SEC"). Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, the timing and success of implementation of the Corporate Relocation Plan, the relative effectiveness of compensation-based employee incentives in causing improvements in Company performance, the capacity to meet the demands of the Company’s large national account customers, the extent of execution of plans for the growth of Company business and achievement of financial metrics related to those plans, the success of the Company to retain and/or attract qualified employees, the effect of the capital markets as well as other external factors on stockholder value, fluctuations in availability and cost of green coffee, competition, organizational changes, changes in the strength of the economy, the Company's ability to refinance or replace its existing credit facility upon its expiration, business conditions in the coffee industry and food industry in general, the Company's continued success in attracting new customers, variances from budgeted sales mix and growth rates, weather and special or unusual events, changes in the quality or dividend stream of the third parties' securities and other investment vehicles in which the Company has invested its assets, as well as other risks described in this press release and other factors described from time to time in the Company's filings with the SEC.

FARMER BROS. CO.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2014	2013	2014	2013
Net sales	$144,809	$143,129	$280,793	$272,658
Cost of goods sold	91,667	88,755	179,530	170,279
Gross profit	53,142	54,374	101,263	102,379
Selling expenses	39,599	38,322	78,049	74,936
General and administrative expenses	9,860	10,329	16,869	18,829
Net losses (gains) from sales of assets	178	73	239	(50)
Operating expenses	49,637	48,724	95,157	93,715
Income from operations	3,505	5,650	6,106	8,664
Other income (expense):
Dividend income	291	258	585	526
Interest income	90	110	179	218
Interest expense	(208)	(393)	(415)	(765)
Other, net	(530)	(514)	(594)	(1,420)
Total other expense	(357)	(539)	(245)	(1,441)
Income before taxes	3,148	5,111	5,861	7,223
Income tax expense	252	402	450	709
Net income	$2,896	$4,709	$5,411	$6,514
Net income per common share—basic	$0.18	$0.30	$0.34	$0.41
Net income per common share—diluted	$0.18	$0.29	$0.33	$0.41
Weighted average common shares outstanding—basic	16,030,167	15,847,958	16,016,984	15,825,100
Weighted average common shares outstanding—diluted	16,184,138	15,964,682	16,158,725	15,904,456

FARMER BROS. CO.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except share and per share data)

	December 31, 2014	June 30, 2014
ASSETS
Current assets:
Cash and cash equivalents	$4,746	$11,993
Restricted cash	720	—
Short-term investments	23,687	22,632
Accounts and notes receivable, net	46,183	42,230
Inventories	70,677	71,044
Income tax receivable	228	228
Short-term derivative assets	—	5,153
Prepaid expenses	4,919	4,180
Total current assets	151,160	157,460
Property, plant and equipment, net	92,141	95,641
Intangible assets, net	5,628	5,628
Other assets	6,045	7,034
Deferred income taxes	414	414
Total assets	$255,388	$266,177
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$37,245	$44,336
Accrued payroll expenses	19,706	22,190
Short-term borrowings under revolving credit facility	1,345	78
Short-term obligations under capital leases	3,654	3,779
Short-term derivative liabilities	3,720	—
Deferred income taxes	1,169	1,169
Other current liabilities	5,182	5,318
Total current liabilities	72,021	76,870
Accrued postretirement benefits	19,477	19,970
Other long-term liabilities—capital leases	4,156	5,924
Accrued pension liabilities	39,573	40,256
Accrued workers’ compensation liabilities	8,124	7,604
Deferred income taxes	780	689
Total liabilities	$144,131	$151,313
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1.00 par value, 500,000 shares authorized and none issued	$—	$—
Common stock, $1.00 par value, 25,000,000 shares authorized; 16,591,825 and 16,562,450 issued and outstanding at December 31, 2014 and June 30, 2014, respectively	16,592	16,562
Additional paid-in capital	34,494	35,917
Retained earnings	111,623	106,212
Unearned ESOP shares	(11,234)	(16,035)
Accumulated other comprehensive loss	(40,218)	(27,792)
Total stockholders’ equity	$111,257	$114,864
Total liabilities and stockholders’ equity	$255,388	$266,177

Non-GAAP Financial Measures

In addition to net income determined in accordance with GAAP, we use certain non-GAAP financial measures, including “Adjusted EBITDA,” "Adjusted EBITDA Margin," "Net income excluding restructuring and other transition expenses" and "Net income excluding restructuring and other transition expenses per common share—diluted" in assessing our operating performance. We believe these non-GAAP financial measures provide a useful measure of the Company’s operating results, a meaningful comparison with historical results and with the results of other companies, and insight into the Company's ongoing operating performance. Further, management utilizes these measures, in addition to GAAP measures, when evaluating and comparing the Company's operating performance against internal financial forecasts and budgets.

We define “Adjusted EBITDA,” as net income (loss) excluding the impact of income taxes, interest expense, depreciation and amortization expense, ESOP and share-based compensation expense, non-cash impairment losses, non-cash pension withdrawal expense, other similar non-cash expenses and, beginning in the quarter ended December 31, 2014, restructuring and other transition expenses associated with the recently announced Corporate Relocation Plan. Restructuring and other transition expenses are expenses that are directly attributable to the Corporate Relocation Plan, consisting primarily of consulting and legal expenses in the three and six months ended December 31, 2014. We have excluded these restructuring and other transition expenses from Adjusted EBITDA because we believe they are not reflective of our ongoing operating results. We define "Adjusted EBITDA Margin" as Adjusted EBITDA expressed as a percentage of net sales. We define "Net income excluding restructuring and other transition expenses" as net income excluding restructuring and other transition expenses associated with the recently announced Corporate Relocation Plan, net of tax.We define “Net income excluding restructuring and other transition expenses per common share—diluted” as Net income excluding restructuring and other transition expenses divided by the weighted-average number of common shares outstanding, inclusive of the dilutive effect of common equivalent shares outstanding during the period.

Adjusted EBITDA, Adjusted EBITDA Margin, Net income excluding restructuring and other transition expenses and Net income excluding restructuring and other transition expenses per common share—diluted, as defined by us, may not be comparable to similarly titled measures reported by other companies. We do not intend for non-GAAP financial measures to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Set forth below is a reconciliation of reported net income to Adjusted EBITDA (unaudited):

	Three Months Ended December 31,		Six Months Ended December 31,
($ in thousands)	2014	2013	2014	2013
Net income, as reported(1)	$2,896	$4,709	$5,411	$6,514
Income tax expense	252	402	450	709
Interest expense	208	393	415	765
Depreciation and amortization expense	6,163	7,054	12,419	14,478
ESOP and share-based compensation expense	1,622	1,230	2,880	2,134
Restructuring and other transition expenses	784	—	974	—
Adjusted EBITDA(1)	$11,925	$13,788	$22,549	$24,600
Adjusted EBITDA Margin	8.2%	9.6%	8.0%	9.0%
____________
(1) Includes $2.2 million and $0 in expected beneficial effect of liquidation of LIFO inventory quantities in cost of goods sold in the three months ended December 31, 2014 and 2013, respectively. Includes $2.5 million and $0 in expected beneficial effect of liquidation of LIFO inventory quantities in cost of goods sold in the six months ended December 31, 2014 and 2013, respectively.

Set forth below is a reconciliation of reported net income to Net income excluding restructuring and other transition expenses, and reported net income per common share—diluted to Net income excluding restructuring and other transition expenses per common share—diluted (unaudited):

	Three Months Ended December 31,		Six Months Ended December 31,
($ in thousands)	2014	2013	2014	2013
Net income, as reported(1)	$2,896	$4,709	$5,411	$6,514
Restructuring and other transition expenses, net of tax of zero(2)	784	—	974	—
Net income excluding restructuring and other transition expenses	$3,680	$4,709	$6,385	$6,514

Net income per common share—diluted, as reported	$0.18	$0.29	$0.33	$0.41
Impact of restructuring and other transition expenses, net of tax of zero(2)	$0.05	$—	$0.06	$—
Net income excluding restructuring and other transition expenses per common share—diluted	$0.23	$0.29	$0.39	$0.41
____________
(1) Includes $2.2 million and $0 in expected beneficial effect of liquidation of LIFO inventory quantities in cost of goods sold in the three months ended December 31, 2014 and 2013, respectively. Includes $2.5 million and $0 in expected beneficial effect of liquidation of LIFO inventory quantities in cost of goods sold in the six months ended December 31, 2014 and 2013, respectively.
(2) The impact of restructuring and other transition expenses on income tax expense was not material.
Investor Contact:
Mark Nelson
(310) 787-5241

Media Contact:
Rosemary Wilson
rdw@abmac.com
(213) 630-6550